Exhibit 10.1

EMPLOYMENT AGREEMENT
This is an Employment Agreement (“Agreement”) entered into by and between the Wheeler Real Estate Investment Trust, Inc., (the “Company”), and Crystal Plum (“Executive”), as of February 12__, 2020, (the “Effective Date”).
WHEREAS, the Company desires to employ Executive as its Chief Financial Officer (“CFO”) of the Company and Executive desires to be employed with the Company on the terms and conditions set forth herein; and
NOW, THEREFORE, in consideration of the covenants and agreements of the parties contained herein, the parties hereto agree as follows:
1.Employment and Title. Executive currently is employed by Company as its Vice President of Financial Reporting and Corporate Accounting. Company hereby agrees to employ Executive as its CFO on the terms and conditions set forth herein, and Executive hereby agrees to accept such employment.
2.    Term. The Term of this Agreement is for one year. Any renewal or modification must be in writing signed by both parties.
3.    Duties, Powers, Responsibilities and Applicable Limits. Executive shall report to, and be subject to the supervision of the Company CEO. Executive shall perform such duties as directed by the CEO and/or Board of Directors, which may include continuation or supervision of duties assigned to the Vice President of Financial Reporting and Corporate Accounting.
4.    Full Time Basis. Executive shall undertake to perform all of her responsibilities and exercise all her powers under this Agreement in good faith and on a full-time basis.
5.    Compensation and Benefits. As compensation for her performance of services as CFO, Executive shall be entitled to receive a base salary at the annualized rate of Two Hundred Thousand Dollars and zero cents ($200,000.00). Executive remains eligible to participate in all employee benefits available to other employees, including but not limited to PTO or health insurance, in accordance with the Company’s employee handbook or any applicable plan terms, and as may be changed from time to time by the Company.
The Company and Executive both anticipate it is possible that Executive, during the Term of this Agreement, will return to her former role as Vice President of Financial Reporting and Corporate Accounting, at an annualized rate of One Hundred Eighty Thousand Dollars and zero cents ($180,000.00). The Executive will be eligible for a discretionary bonus payment for her contributions during Calendar Year 2020; subject to approval by the CEO and the Board Chairman.
6.    Termination of Employment.

A.
Termination for Cause: Executive’s employment may be terminated at any time for Cause, and no notice of termination is required. “Cause” means the following, based on the acts or omissions of Executive: (i) a material breach of any provision of this Agreement or any other material written agreement between Executive and the Company; (ii) material failure or refusal to follow reasonable and lawful directives of the Company; (iii) breach of the duty of loyalty; (iv) willful misconduct, consisting of any violation of policies of the Company, either currently in effect or subsequently promulgated, regarding drug-free workplaces, discrimination, harassment, retaliation, honesty, confidentiality, or other employee misconduct; (v) fraud, theft, dishonesty, embezzlement, conversion, misappropriation, or misdirection of funds, property, or business opportunities of the Company; (vi)  conviction for, or entry of a plea of no contest with respect to, any felony, or any crime of moral turpitude; or (vii) the knowing or intentional violation of applicable law with respect to, or that materially harms or embarrasses or may materially harm or embarrass, the Company. If the Company terminates Executive’s employment for Cause, Executive will be entitled to receive any compensation or benefits accrued through the date of termination, and will be entitled to have any outstanding business expense reimbursed in accordance with Company policy.

B.
Termination Due to Death or Disability: If Executive’s employment ends due to her death or disability, Executive will be entitled to receive any compensation or benefits accrued through the date of termination, and any other benefits available based on eligibility and participation in applicable benefit programs or that are made available based on company policy.

C.
Termination Due to Executive’s Resignation: Executive may terminate her employment without the requirement of any reason or justification at any time upon written notice of at least thirty (30) days. If Executive decides to end her employment, Executive will be entitled to receive any compensation or benefits accrued through the date of termination, and will be entitled to have any outstanding business expense reimbursed in accordance with Company policy.

D.
Termination without Cause: The Company may terminate Executive’s employment without Cause and without the requirement of any reason or justification at any time upon written notice of at least thirty (30) days. If Company elects to terminate Executive’s employment, either as CFO or, if applicable, Vice President of Financial Reporting and Corporate Accounting, without Cause during the Term of this Agreement, Executive will be entitled to severance in the amount of three months, inclusive of the thirty day notice period, of wages at her then current pay level so long as the severance is in exchange for a general release of all claims. In addition to the severance payment, Executive will be entitled to receive any compensation or benefits accrued through the date of termination, and be entitled to have any outstanding business expense reimbursed in accordance with Company policy.

7.    Jury Trial Waiver and Venue. As a material consideration for the execution of this Agreement, each party waives their right to a trial by jury. The parties further agree that exclusive venue shall be with the courts of Virginia.

8.    Miscellaneous:

A.
Other Agreements. This Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company, and this Agreement constitutes the entire agreement between the Company and Executive with respect to such terms and conditions. Notwithstanding the above, Executive is also subject to any terms and conditions of employment that are generally applicable to all Company employees, including as provided in the Employee Handbook. In the event of any irreconcilable conflict between such other policies and this Agreement, the terms of this Agreement will control.

B.
Company Property. The files, records, and work product copied and accumulated while Executive is employed by the Company shall become and remain the property of the Company and shall be delivered to the Company in an accessible manner upon termination of such employment. Executive is also responsible to return any other Company property that may be in her possession within five working days after such employment ends.

C.	Amendment. No amendment to this Agreement shall be effective unless it is in writing and signed by the Company and by Executive.

D.
Litigation. In the event that either party to this Agreement institutes litigation against the other party to enforce her or its respective rights under this Agreement, the prevailing party shall be entitled to recover all court costs and reasonable attorney’s fees, including any such fees related to an appeal.

E.	Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective as of the date it is fully executed below.

Wheeler Real Estate Investment Trust, Inc. By: /s/ David Kelly Printed Name: David Kelly Title: President and CEO Date: February 19, 2020	Executive /s/ Crystal Plum Printed Name: Crystal Plum Date: February 19, 2020